Exhibit 99.1

Contact:	Brett D. Heffes
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

SPECIAL CASH DIVIDEND

Minneapolis, MN (February 4, 2014)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a special dividend to shareholders.  The special dividend of $5.00 per share will be paid on March 3, 2014 to shareholders of record on the close of business on February 17, 2014.  The total amount of the special dividend payment will be approximately $25.7 million based on the current number of shares outstanding.  Future dividends will be subject to Board approval.

It is anticipated that Winmark will use a combination of cash on hand as well as bank borrowings to finance the special dividend.  John L. Morgan, Chairman and Chief Executive Officer, stated “Our second special dividend in the past two years reflects the strong cash flow created by both our franchising business and leasing business.  Our continued philosophy is to manage the company in a manner whereby shareholder and management interests are aligned.”

Winmark Corporation creates, supports and finances business.  At December 28, 2013, there were 1,005 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Music Go Round® and Style Encore®.  An additional 112 retail franchises have been awarded but are not open.  In addition, at September 28, 2013, the Company had a lease portfolio of $36.7 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses and the payment of cash dividends for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statement.